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                              WORKERS' COMPENSATION
                             REINSURANCE ASSOCIATION


                              REINSURANCE AGREEMENT

                            EFFECTIVE JANUARY 1, 1999


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                       I.   NATURE AND SCOPE OF AGREEMENT

      A. PURPOSE. The purpose of this Reinsurance Agreement is to set forth the basic conditions of the reinsuring agreement between the Workers' Compensation Reinsurance Association ("Association") and the Member. This Agreement is based on the Association's Enabling Act (Minn. Stat. Section 79.34, et seq.), its Plan of Operation ("Plan"), and its Operating Rules. The provisions of the Enabling Act, Plan, and Operating Rules shall be controlling over the provisions of this Agreement. This Agreement is not intended to independently establish any rights, liabilities, or obligations for either the Association or the Member.

         Reference: Plan, Article VI.K.

      B. PARTIES. This Agreement is solely between the Member and the Association. All affiliated insurers or self-insurers within a holding company system shall be considered a single entity for purposes of the exercise of all rights and duties of membership in the Association. Nothing in this Agreement shall establish any rights in favor of any third party. Nothing in this Agreement shall create any liability or responsibility on the part of the Association for actions of the Member or other members. Nothing in this Agreement shall limit the Member's liability to employers, employees and others under Minn. Stat. chs. 79 and 176 and other Minnesota law.

         References: Minn. Stat. Section 79.34. subd. 1.
                     Plan, Article VI. E.I., and VI. M.

      C. DEFINITIONS. To the extent defined in the Plan or in Operating Rules, the words used in this Agreement shall have the meanings given them by the Plan and Operating Rules.

         Reference: Plan, Article I.

      D. TERMS OF AGREEMENT CONFORMED TO ENABLING ACT, PLAN, AND OPERATING RULES. The terms of this Agreement which are in conflict with the Enabling Act, other provisions of Minnesota Law, the Plan, or Operating Rules are hereby amended to conform thereto. This Agreement shall be deemed to be automatically amended to conform to any amendment to the Enabling Act, other provisions of Minnesota law, the Plan, or the Operating Rules, or to the adoption of other Minnesota law or Operating Rules after the effective date of this Agreement. Such automatic amendment to this Agreement shall be effective on the effective date of the amendment to the Enabling Act, other provisions of Minnesota law, Plan, or Operating Rules, or the adoption of other Minnesota law or Operating Rules.

         Reference: Plan, Article IX. E.

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II.   REINSURING AGREEMENTS

      A. LIABILITY OF ASSOCIATION. The Association shall reinsure the Member's Minnesota workers' compensation liability and shall indemnify the Member for 100 percent of the amount of ultimate loss arising out of each occurrence compensable under Minn. Stat. Ch. 176 to the extent that the ultimate loss exceeds the Member's retention limit in effect at the time of the loss occurrence and subject to the terms and conditions of the Enabling Act, Plan, and Operating Rules.

         References:  Minn. Stat Section 79.34, subd.2.
                      Plan, Article VI. A.

      B. MEMBER'S DUTIES. The Member shall comply with all requirements of the Enabling Act, Plan, and Operating Rules. These requirements include, but are not limited to, the following: The Member shall reinsure its Minnesota workers' compensation liability with the Association, pay all benefits for losses reinsured by the Association, belong to the Association, accept indemnification from the Association, and report to the Association claims which may involve liability to the Association.

         References:  Minn. Stat. Section 79.34, subds. 1 and 2.
                      Plan, Article III. and Article VI.A.

III.  RETENTION LIMITS

      The Member shall select the low, high or super retention limit for each calendar year. The retention limits may be changed annually on January
      1. The Member shall notify the Association by certified mail of any change of its retention limit selection by December 1 of the year preceding the coverage year. All affiliated insurers or self-insurers within a holding company system shall select the same retention limit. If the Association is not notified of the Member's change of retention limit for the next coverage year by December 1, the Member shall be deemed to have chosen for the next coverage year the same retention limit (low, high, or super retention limit) which was in effect on December 1.

         References:  Minn. Stat. Section 79.34, subds. 1 and 2.
                      Plan, Article VI.A.

IV.  REINSURANCE PROVIDED BY ASSOCIATION EXCLUSIVE

     A Member selecting the high or super retention limit shall not purchase reinsurance for losses below its retention limit except in certain circumstances specified by statute. A

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     Member selecting the low retention limit may purchase reinsurance from other organizations to provide indemnification for losses below its retention limit. A Member shall not issue large deductible policies in Minnesota for deductible amounts in excess of its selected retention limit.

          References: Minn. Stat. Section 79.34, subd. 2.
                      Minn. Department of Commerce, Bulletin 91-5

V.    COVERAGE

      A. GENERAL SCOPE. The reinsurance provided by the Association shall cover only benefits under Minn. Stat. Ch. 176 which are paid by the Member, provided that for losses incurred on or after January 1, 1984, the reinsurance provided shall cover benefits paid by the Member under the workers' compensation law of another state when the injured worker is eligible for benefits under Minn. Stat. Section 176.041, subds. 2 or 3, but elects to receive benefits under the workers' compensation statute of such other state, as provided in Minn. Stat. Section 79.34 subd. 7. Any amounts paid by a Member pursuant to Minn. Stat. Sections 176.183, 176.221, 176.225 and
         176.82 shall not be included in ultimate loss and shall not be indemnified by the Association. Employers' liability coverage is not provided by the Association. The Association does not cover claims under the Federal Employers' Liability Act, the Jones Act, the Longshoremen's and Harbor Workers' Compensation Act, or any other federal law.

         References: Minn. Stat. Section 79.34, subds. 2 and 7.
                     Minn. Stat. Section 176.041, subds. 2 and 3
                     Plan, Article VI.

      B. PER OCCURRENCE BASIS. Coverage shall be provided on a per occurrence basis, as determined by the Association, except in the case of occupational disease, where coverage is provided on a per person per occurrence basis.

         References:  Minn. Stat. Section 79.34, subd. 2.
                      Plan, Article I. N. and Article VI.

      C. CLAIMS EXPENSES. Claims expenses, assessments, damages and penalties shall not be indemnified by the Association. Claims expenses include investigation and legal expenses, court costs, interest and penalties. Expenses subject to indemnification include expenditures incurred in the preparation and development of a rehabilitation plan submitted to the Department of Labor and Industry and in the provision of rehabilitation services rendered in accordance with such a rehabilitation plan.

         References:  Minn. Stat. Section 79.34, subd. 2.


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                     Plan, Article I., Section H.
                     Operating Rule for Clarification of the Definition of Claim Expenses.

      D. ASSESSMENTS. Assessments, including Special Compensation Fund assessments under Minn. Stat. Sections 176.129 and 176.131 (repealed effective July 1, 1992), shall not be reimbursed by the Association.

         References:  Minn. Stat. Sections 176.129 and 79.34, subd. 2.
                      Plan, Article VI. V.

      E. EFFECTIVE DATE. Coverage shall be effective on the date the Member joins the Association. In no case shall the Association be liable for benefits for occurrences taking place prior to October 1, 1979. The Association shall have no liability for death benefits where an injury prior to October 1, 1979, causes death on or after October 1, 1979. Effective January 1, 1984, certain benefits paid pursuant to the workers' compensation laws of other states will be covered, as provided in Article V. A. of this Agreement.

         References:  Minn. Stat. Section 79.34, subds. 2 and 7.

VI.   PREMIUMS

      A. ANNUAL PREMIUM. The Member shall pay an annual premium for the reinsurance coverage provided by the Association at the rate determined by the Board of Directors of the Association ("Board of Directors") and approved by the Minnesota Commissioner of Labor and Industry ("Commissioner"). Estimated premium shall be calculated in accordance with procedures established in the Operating Rule for Determination of Exposure Base. The estimated exposure base for a Member may be revised after six months of the coverage year if the member verifies that its current annualized six month exposure base is at least fifteen percent higher or lower than its estimated exposure base. When the actual exposure base figures for the billing year become available, the actual premium shall be calculated. A premium adjustment shall be made as provided in
         Article VI. of this Agreement.

         References:  Minn. Stat. Section 79.35(d).
                      Plan, Article VI. D.
                      Operating Rule for Determination of Exposure Base.

      B. BILLING OF PREMIUM. The estimated premium shall be billed on a quarterly basis, and shall be payable within 30 days of the date of the premium notice, with late payments subject to interest charges established by the Board of Directors.

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         Reference:  Plan, Article VI. D.3.

      C. OFFSET. The Association may offset indemnification payable to the Member against premium payable by the Member. Premiums payable shall not be offset against indemnification claimed by the Member.

         References: Plan, Article VI. D.3.c.

      D. ANNUAL ADJUSTMENT OF PREMIUM. The Association shall annually provide to the Member a statement indicating adjustments for previous years' premium. Amounts due the Association as a result of the adjustment shall be paid by the Member within 30 days of the billing date, with late payments subject to interest charges established by the Board of Directors. Amounts due the Member shall be credited to the Member's premium account with the Association, and any credit premium balance shall be refunded to the Member within 30 days.

         References:  Plan, Article VI. D.2.b.
                      Operating Rule for Determination of Exposure Base. Operating Rule for Annual and Audit Premium Adjustment Refunds

      E. INTERIM ADJUSTMENT OF PREMIUM. A Member who ceases doing business in Minnesota or a self-insurer Member who ceases to be an approved self-insurer may request an interim adjustment of estimated annual premium.

         Reference: Operating Rule for Interim Adjustment of Estimated Annual Premium.

      F. SURPLUS DISTRIBUTIONS AND DEFICIENCY ASSESSMENTS. The Board of Directors may declare a distribution of surplus or assessment of deficiencies in the form of member excess or deficient premiums or policyholder excess surplus or deficiencies as required by the Operating Rule for the Determination of Surplus. Such distributions or assessments may result from statutory changes, changes in the exposure base, or a profit or loss. Distributions of surplus and deficiency assessments shall be made as required by the Board of Directors in accordance with the Enabling Act, Plan and Operating Rule for the Determination of Surplus as they have been interpreted by the courts.

         References:  Minn. Stat. Section 79.34, et seq.
                      Plan, Article VI. D. 1.d. and VI. N.
                      Operating Rule for the Determination of Surplus

      G. CATASTROPHIC PREMIUMS. In the event that benefits paid or expected to be paid on a claim in a calendar year exceed the prefunded limit in effect at the time the loss was

                                                                        WCRA 5

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         incurred, the Association shall calculate and charge to all Members an additional premium for that year sufficient to cover the payments in excess of the prefunded limit. The premium shall be charged and collected in the same manner as the annual premium.

         References:  Minn. Stat. Section 79.35(d).

      H. PREMIUM AUDITS. The Association may inspect and audit any Member's records to determine the accuracy of the premium calculation. The Member shall timely provide all information requested and shall in all respects cooperate fully in providing information during the course of an audit.

         References:  Plan, Article VI.D.2.f.

VII.  REIMBURSEMENT PROCEDURE

      Requests for reimbursement shall be submitted in a form approved by the Association. The first request shall be submitted within six months after the Member's payments on a loss exceed the Member's Retention Limit. Thereafter the Member, if entitled to indemnification by the Association, shall file a reimbursement request form semi-annually until the claim is closed. The request shall be submitted to the Association during the month of the anniversary and half-year anniversary of the loss occurrence date provided that, if the initial reimbursement request for a claim was submitted prior to December 1, 1983, the Member may, at its option, continue to submit reimbursement requests in January and July. The Member and the Association may, in the alternative, agree upon a semi-annual reimbursement cycle, whereby all of the Member's reimbursement requests, regardless of loss occurrence date, are filed on the same cycle. If a claim settles on a full, final and complete basis, or the claim file is closed, a reimbursement request may be filed at anytime. If payments for which reimbursement is due exceed $30,000 in the three months following a regularly scheduled reimbursement date, a reimbursement request may be filed in the following month. The reimbursement request shall itemize all payments since submission of the last reimbursement request.

      Proper and complete reimbursement requests shall be promptly paid by the Association.

         References:  Plan, Article VI.
                      Operating Rule for Reimbursement Procedures.

VIII. MANAGEMENT OF CLAIMS AND LOSSES

      A. CLAIMS. The Member shall have the primary responsibility for the investigation, management, and defense of all claims and losses

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         If the Association determines that the claims procedures or practices of a Member are inadequate to properly limit the liabilities of the Association, or may, in any way, jeopardize the interests of the Association, the Association may withhold reimbursements from the Member until it determines that the deficiencies in the claims procedures have been resolved, or the Association may, with the approval of the Board of Directors and at the Member's expense, undertake directly or contract with another person, including another Member, to adjust or assist in the adjustment of a Claim or Claims which create a potential liability to the Association. The Association may charge the costs and expenses of these activities, including legal expenses, to the Member, and the Member shall cooperate fully with the Association in such claims management. If the Board of Directors determines that the claims procedures or practices of a Member are inadequate to properly service the liabilities of the Association, or may, in any way, jeopardize the interests of the Association, the Association may also recommend to the Commissioner and the Commissioner of Commerce that an Insurer Member's license to transact workers' compensation insurance, or a Self-insurer Member's authorization to self-insure workers' compensation liability, pursuant to Minn. Stat.
         Section 176.181, be revoked.

         References:  Minn. Stat. Section 79.35(g).
                      Plan, Article VI.F.4.
                      Operating Rule for the Adjustment of Claims.

      B. CLAIMS AUDITS. The Association may inspect and audit the Member's records relating to all claims or related matters. The Member shall timely provide all information requested and shall in all respects cooperate fully in providing information during the course of an audit.

         References:  Minn. Stat. Section 79.35(g).
                      Plan, Article VI.F.3.

      C. REPORTING REQUIREMENTS. The Member shall promptly report to the Association any claim meeting either of the following reporting criteria:

         1. CLAIM COST CRITERIA. When a Member estimates that the total incurred cost (payments and reserves for future payments) of a claim exceeds 50 percent of the retention limit which was in effect during the year when the loss was incurred, or

        2. CLAIM INJURY CRITERIA. When a claimant has suffered a serious injury as described in the following list:

           a. Central Nervous System Injury.

                                                                         WCRA 7

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              (1)  Spinal cord injury resulting in paraplegia or quadriplegia.
              (2) Brain damage affecting cognition and/or such conditions as permanent disorientation, behavior disorder, personality change, seizure disorder, sensorimotor deficits, aphasia, or coma.

           b.  Fatality, except for a no dependent exposure.

           c. Third degree burns covering 10 percent of the body, or second degree burns covering 30 percent of the body, or if significant medical costs can be anticipated.

           d. Amputations of a significant portion of one extremity or multiple amputations.

           e.  Impairment of total vision by 50 percent or more.

           f. Peripheral nerve damage causing major muscle dysfunction or paralysis in an upper or lower extremity.

           g. Serious internal injuries resulting from blunt, penetrating, or crushing injuries to the chest or abdomen.

           h. Multiple fractures, or significant degloving injuries, involving more than one arm, hand, or leg, malunion, or significant shortening of the limbs.

           i.  Fracture of both heel bones (bilateral os calcis).

           j. Occupational disease allegedly caused by working conditions or other job-related factors, including asbestosis, or chronic pulmonary disease or other occupational disease which results in disability expected to last two years or more.

         References:  Plan, Article VI. B.1.
                      Operating Rule for Claim Reporting Procedure.

      D. LEGAL PROCEEDINGS. The Association may intervene in legal proceedings under Minnesota Statutes Chapter 176 where the result of the proceeding is considered likely to affect the interests of the Association. The Association shall notify the affected Member prior to intervening.

         References:  Minn. Stat. Section 79.36(f).

                                                                         WCRA 8
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                      Plan, Article VI.H.2.
                      Operating Rule for Intervention in Claim Proceedings.

IX. SUBROGATION, SALVAGE, AND THIRD PARTY RECOVERIES

    The Member shall, to the extent permitted by law, prosecute or intervene in any and all claims against third parties arising out of any covered loss occurrence and all recoveries therefrom shall be applied to reduce the loss which the Association is required to reimburse to the Member.

    Should the Member fail or neglect to enforce any such claims, the Association may be subrogated to the Member's interest in the claim. The net proceeds recovered shall be distributed first to the Association to the extent of amounts paid or payable in the future by the Association for the claim. Any excess recovered by the Association shall be paid to the Member or other person entitled to the proceeds, as determined by the Board of Directors.

    If the Member desires to waive subrogation, it must promptly notify the WCRA and must secure advance approval by the WCRA staff before agreeing to waive subrogation. If the Member waives its subrogation rights after a claim has occurred without first obtaining the agreement of the Association, and the Association determines that it was not in its best interests to waive subrogation, the Association may refuse to indemnify the Member for that claim to the extent of amounts which the Association determines would have been recoverable through subrogation. The Association may withhold reimbursements to the Member for other claims to recover reimbursements already made on the claim where subrogation was waived.

         References:  Minn. Stat. Section 79.36(g).
                      Plan, Article VI.E.3. and VI.G.
                      Operating Rule for the Adjustment of Claims.
                      Operating Rule for Approval of Waivers of Subrogation


X.  RESOLUTION OF DISPUTES

    Any member or other interested party aggrieved by any action or decision of the Board of Directors or the Association, or any agent of the Association, may, in addition to any other recourse available at law, including judicial review, file a written complaint with the Association concerning such action or decision within 30 days. The complaint will be resolved either through binding arbitration or by the Member Appeals Committee in accordance with the following procedures.

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    Any dispute between a Member (or Former Member or successor in interest of a Member) and the Association with respect to Article VI. of the Plan or any provisions in the Reinsurance Agreement or Operating Rules adopted by the Board of Directors relating to coverage, claim, or premium issues, as determined by the Association, shall be decided through binding arbitration in accordance with procedures established in Article X of the Plan.

    Any other unresolved complaint filed by a Member (or Former Member or successor in interest of a member) shall be decided by a Member Appeals Committee appointed in accordance with Article X. C. of the Plan. Any Member aggrieved by a determination by the Member Appeals Committee may appeal such determination to the Commissioner within 30 days, provided that, in addition, such Member shall have any other recourse available at law, including judicial review.

         References:  Minn Stat. Section 79.36 (h).
                      Plan, Article X.

XI. INSOLVENCY

    If the Member becomes insolvent, indemnification for losses payable by the Association shall be payable by the Association directly to the Member or its liquidator, receiver, or statutory successor.

    If the Member or any other member becomes insolvent, any liability of the insolvent member to the Association shall be apportioned among the remaining members on the same basis as reinsurance premiums are charged. The Association shall have, on behalf of all of the remaining members, all rights allowed by law against the estate or funds of the insolvent member for sums due the Association, and any amounts received by the Association as a result thereof shall be credited to the members on the same basis as reinsurance premiums are charged.

         References:  Minn Stat. Section 79.34, subd. 4.
                      Plan, Article III. A.2.

XII. TERMINATION

     The Commissioner or Commissioner of Commerce may, upon notice to a Member, take any appropriate action against a Member pursuant to procedures available to the Commissioner or Commissioner of Commerce, including revocation of the license of an Insurer to transact workers' compensation insurance or revocation of authorization of a

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    Self-insurer to self-insure workers' compensation liability as authorized by law, for failure to pay Premiums to the Association when due, failure to comply with the Plan, Reinsurance Agreement, or Operating Rules, or failure to comply with Minnesota law. Revocation of authority to write workers' compensation insurance by an Insurer or to self-insure automatically terminates membership in the Association. An Insurer may voluntarily withdraw from membership in the Association only upon ceasing to be authorized by the Commissioner of Commerce to transact workers' compensation insurance in Minnesota. A Self-insurer may voluntarily withdraw from membership in the Association only when it stops self-insuring its workers' compensation liability, which voluntary withdrawal is effective on the date determined by the Commissioner of Commerce. Any unpaid Premiums which have been charged to a withdrawing or terminated Member shall be due and payable as of the effective date of withdrawal or termination, as determined by the Commissioner of Commerce. A Former Member shall continue to be bound by the Act, Plan, and any Reinsurance Agreement or Operating Rules with respect to the performance and completion of any unsatisfied liabilities and obligations to the Association.

         References: Minn. Stat. Section 79.34, subd. 3.
                     Plan, Article III. A.1.


Adopted by action of the Board of Directors of the Workers' Compensation Reinsurance Association at its meeting duly called on the 10th day of December, 1998; and approved by the Minnesota Commissioner of Labor and Industry on the 4th day of January, 1999.


                                    WORKERS' COMPENSATION
                                    REINSURANCE ASSOCIATION


                                    By  /s/ Jay Y. Benanav
                                       ----------------------------------------
                                          Jay Y. Benanav
                                          Its President

ATTEST

By   /s/ Carl W. Cummins III
   ----------------------------------------
    Carl W. Cummins III
    Its Secretary






                                                                       WCRA 11

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                              STATE OF MINNESOTA
                       DEPARTMENT OF LABOR AND INDUSTRY

                 BEFORE THE COMMISSIONER OF LABOR AND INDUSTRY


In the matter of the Amended Plan of                 ORDER APPROVING AMENDMENTS
Operation and Reinsurance Agreement                    TO THE PLAN OF OPERATION
of the Workers' Compensation                          AND REINSURANCE AGREEMENT
Reinsurance Association                            OF THE WORKERS' COMPENSATION
                                                        REINSURANCE ASSOCIATION




                                     ORDER

      In accordance with Minn. Stat. Section 79.38, subd.3 (1996) and Articles I.AA and IX of the WCRA Plan of Operation, IT IS HEREBY ORDERED that the Amendments to the WCRA Plan of Operation and Reinsurance Agreement, as approved by the WCRA Board of Directors on December 10, 1998, are approved.



Dated: 1-4-99, 9:45 am                      /s/ Gretchen Maglich
       --------------------               -------------------------
                                          GRETCHEN MAGLICH
                                          Commissioner of Labor and Industry